EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and between

Bostwick Laboratories, Inc.

and

Commonwealth Biotechnologies, Inc.

dated as of

July 16, 2009

ASSET PURCHASE AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into this 16th day of July, 2009 (the “Effective Date”), by and between BOSTWICK LABORATORIES, INC. (the “Purchaser”), a Delaware corporation, and COMMONWEALTH BIOTECHNOLOGIES, INC. (the “Seller”), a Virginia corporation.

1. Recitals.

The Seller is engaged in the business of providing research and development and support services, including laboratory support related to (i) molecular biology; (ii) protein expression & analysis and peptide synthesis & purification; (iii) bio-analytical services; (iv) assay development and validation; and (v) microbiology, virology & biosafety testing, on a fee-for-service basis to governmental agencies, the biotechnology and pharmaceutical industry and other entities, in all cases providing such services through CBI Services and Fairfax Identity Laboratories (FIL) at Richmond, Virginia (the operations of CBI Services and Fairfax Identity Laboratories referred to collectively herein as the “Business”). The Purchaser wishes to purchase substantially all of the assets of Seller comprising the Business, including its goodwill, and the Seller wishes to sell such assets to the Purchaser. Accordingly, the parties agree as follows.

2. Purchase of Assets.

2.1. Subject to the terms and conditions set forth in this Agreement, the Seller shall sell and convey, free and clear of all liens, mortgages, pledges, security interests, and encumbrances, to the Purchaser, and the Purchaser shall purchase, on the Closing Date (as defined in Section 3.4), all of the following non-real estate assets of the Seller associated with the Business (collectively, the “Assets”):

2.1.1. Seller’s inventory (the “Inventory”), and all future rebates, discounts (including trade, volume and cash discounts and rebates), credits, refunds and other cost adjustments relating to purchases of inventory that have not been received or fully utilized by the Seller prior to the Closing Date;

2.1.2. the fixed assets and laboratory equipment identified on Schedule 2.1.2 attached hereto (the “Fixed Assets”) and supplies located at the Office Property at Closing;

2.1.3. to the extent transferrable, the customer contracts identified on Schedule 2.1.3(a) attached hereto (the “Customer Contracts”) and all other contracts, arrangements, licenses, leases and agreements identified on Schedule 2.1.3(b) attached hereto, which schedules will be updated at Closing to include additional customer contracts entered into after the date of this Agreement, copies of which shall be delivered to the Purchaser at Closing (together with the Customer Contracts, the “Seller Contracts”);

2.1.4. Intentionally Omitted.

2.1.5. the prepaid and other items identified on Schedule 2.1.5 attached hereto (the “Prepaids”);

2.1.6. to the extent transferable, the Permits (as defined in Section 4.11 hereof);

2.1.7. the Intellectual Property Assets (as that term is defined in Section 4.12 hereof);

2.1.8. all goodwill related to the Business, telephone, telecopy related to the Business; and

2.1.9. its records relating to the Business that are relevant to the Purchaser’s use of the Business and performance under the Seller Contracts after the Effective Time, including customer lists and records, referral sources, research and development reports, production reports, equipment logs, and operating guides and manuals, and all records relating to liabilities assumed or incurred by the Purchaser pursuant to this Agreement (the “Records”), provided, however, Seller shall retain copies of all such Records.

2.2. The Seller will retain all assets not included in the Assets, including, without limitation, the following assets (the “Retained Assets”): (i) its accounts receivable; (ii) all right, title, and interest in the domain name “www.cbi-biotech.com” and the names and marks “Commonwealth Biotechnologies, Inc.”, “CBI,” “CBI Services” and any other name or mark that includes a variation or extension of CBI and/or COMMONWEALTH BIOTECHNOLOGIES (the “Excluded Names”); (iii) all real estate (subject to the Lease Agreement described herein), including all leasehold improvements; (iv) all insurance policies; (v) all bank accounts, cash on hand and cash equivalents; (vi) all tax deposits and other non-operating deposits; (vii) all advances to affiliated entities; (viii) all loans and notes; (ix) all investments to fund retirement benefits and all other investments in non-operating assets; (x) Mimotopes Pty. Ltd. and its assets, (xi) Seller’s joint venture interest with Venturepharm Laboratories Limited; (xii) Seller’s printed marketing materials and stationery, (xiii) all corporate records not set forth in Sections 2.1.8 and 2.1.9; (xiv) any right, title or interest in and to the intellectual property assets identified in Schedule 4.12(a) attached hereto, and (xv) all assets of any type, tangible and intangible, and in whatever form, that relate to activities or operations of Seller, actual, historical or anticipated, not conducted in or through the entities and divisions comprising the Business. In addition, the Retained Assets shall include print and electronic copies of, as well as all associated rights in, all data, databases, compilations, software and files relating to the corporate organization and historical operations of Seller, including, without limitation, Seller’s corporate records, accounting software and records, Seller’s employment records and email addresses. In addition, Seller shall be entitled to retain for its own use solely in the ordinary course of winding up its operation of the Business and dealings with vendors and customers of the Business, copies of sales, purchase and other business records of the Business. Notwithstanding anything contained herein to the contrary, Purchaser may, for a period of up to one (1) year after Closing, and while identifying the Business as conducted by it under a different name and mark of its choosing, indicate to existing customers that the Business is that “formerly known as CBI Services,” or words substantially to that effect, provided that it does so in a way that is not likely to cause customers or others to mistakenly believe that it is Seller or is associated with or sponsored by Seller.

2.3. Except as otherwise set forth in this Agreement, the Purchaser will not assume, pay, perform, or discharge or be liable or responsible for, any liabilities or obligations of Seller, including but not limited to trade payables. Seller shall remain liable for all its accounts payable and any other liability, indebtedness or obligation, including but not limited to any and all indebtedness or obligations arising under the Seller Contracts prior to the Effective Time.

2.4. Intentionally Omitted.

2.5. The Seller shall assign to Purchaser on the Closing Date the Intellectual Property in the form of the assignment appended hereto as Exhibit 2.5 (the “Assignment of Intellectual Property Assets”).

3. Purchase Price, Closing Date, and Closing.

3.1. In consideration of the sale of the Assets, Purchaser shall pay to Seller the Purchase Price as specified in Section 3.2 and pay Royalties to Seller as described in Section 3.6.

3.2. The purchase price for the Assets shall be One Million Seventy-five Thousand and No/100 Dollars ($1,075,000.00) (the “Purchase Price”). The Purchase Price shall be paid at Closing (as defined herein) by wire transfer of immediately available funds to the account of Kaufman & Canoles, A Professional Corporation.

3.3. The closing hereunder (the “Closing”) shall take place at the offices of Kaufman & Canoles at 1051 East Cary Street, Suite 1206, Richmond, Virginia 23219, at 1:00 p.m. on the Closing Date. Upon satisfaction of all of the conditions herein, the Purchaser will be deemed to have purchased the Assets as of 1:00 p.m. on the Closing Date (the “Effective Time”).

3.4. “Closing Date” shall mean the date mutually agreed to by the parties for the consummation of the transactions contemplated by this Agreement.

3.5. The Purchase Price shall be allocated in accordance with Schedule 3.5 attached hereto. After the Closing the Parties shall make consistent use of the allocations specified in Schedule 3.5 for all tax purposes and in all filings, declarations and reports with the Internal Revenue Service (“IRS”) in respect thereof, including the reports required to be filed under Section 1060 of the Internal Revenue Code (the “Code”). Purchaser shall prepare and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS. In any proceeding related to the determination of any income or other taxes related to this transaction, neither Purchaser nor Seller shall contend or represent that such allocation is not a correct allocation.

3.6. During the Royalty Term (as defined herein) the Purchaser agrees to pay to the Seller twenty-five percent (25%) of all Net Revenues from the sale, lease or other transfer of products embodying or that exploit the Covered Intellectual Property, as defined below, in connection with the sale or licensing of the technology known by the working name HEPARREST (“Royalties”).

3.6.1. For purposes of calculating Royalties payable, “Net Revenue” shall mean gross revenues received by Purchaser or its Affiliates from the sale, licensing, lease, rental or rendering of goods or services, as the case may be, that embody, exploit or derive in whole or in part the Covered Intellectual Property (i.e. would otherwise infringe the Covered Intellectual Property if undertaken by a third party), less deductions for all costs and expenses associated with the sale, licensing, marketing, development, manufacturing or rendering of products that embody, exploit or derive in whole or in part the Covered Intellectual Property as well any taxes collected, returns, refunds and credits made in the ordinary course of business.

3.6.2. For purposes of calculating Royalties payable, the “Covered Intellectual Property” means the Patents identified on Schedule 3.6.2 attached hereto and the Trade Secrets and other methods and inventions identified by the working name HEPARREST. The Covered Intellectual Property does not include other Marks and Net Names or Copyrights comprising the Intellectual Property Assets. As a result, Royalties shall not be due merely because, by way of example, products or services were marketed under a trade name or domain name assigned pursuant to this Agreement.

3.6.3. Subject to the terms of Section 11 hereof, Purchaser shall pay Royalties payable in full on a quarterly basis, not later than forty five (45) days after the close of the quarter of the entity through which it conducts the Business, and it shall provide with each Royalty payment a written report summarizing the gross revenues received that arose from exploitation of the Covered Intellectual Property, any allowable deductions, and the amount of Royalties payable.

3.6.4. The “Royalty Term” shall mean five (5) years from the Closing Date. Except as is expressly provided herein to the contrary, Purchaser shall have no obligation to continue to market, sell, license or transfer the Covered Intellectual Property during the Royalty Term.

3.7. Intentionally Omitted.

3.8. Seller shall have the right, not more than one (1) time in any calendar year, and only upon ten (10) days prior notice, to inspect, audit and copy, whether itself or through a designee of its choice (subject to reasonable confidentiality obligations), the books and records of Purchaser for purposes of verifying Royalties paid and payable. Such inspection and audit shall take place during regular business hours. Seller shall endeavor to conduct such inspection and audit so as to minimize disruption to Purchaser; Purchaser shall reasonably facilitate the full and expeditious conduct of the inspection and audit. Such inspection and audit shall be at Seller’s expense, except that, if it is determined that Purchaser underpaid Royalties by more than five (5) percent, then in addition to promptly remedying any underpayment, Purchaser shall pay the cost of the inspection and audit.

3.9. The obligations of the Purchaser set forth in this Section shall survive the Closing of the transactions contemplated hereby.

4. Representations and Warranties of the Seller.

The Seller represents and warrants to the Purchaser as follows:

4.1. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, is duly qualified to do business in all jurisdictions in which it is required to be qualified to do business, and has all requisite corporate power and authority to own and operate the Assets as and in the places now owned and operated and to carry on the Business as now being conducted and to own, sell and dispose of the Assets in accordance with this Agreement. The Seller has full corporate power and authority to execute, deliver and perform this Agreement and doing so will not violate any provision of law or contravene any provisions of its articles of incorporation or bylaws.

4.2. Except for its interest in Mimotopes Pty Ltd and its joint venture interest in Venturepharm Laboratories Limited, Seller has no whole or partly-owned subsidiaries. CBI Services and FIL are unincorporated divisions of Seller.

4.3. At Closing, this Agreement and the transactions provided for in this Agreement by the Seller shall have been duly authorized by the shareholders of the Seller; this Agreement has been duly executed on behalf of the Seller and constitutes a legal, valid and binding obligation of the Seller; neither the execution of this Agreement nor the transactions provided for, including the sale of the Assets, will violate, or result in a breach of, or constitute a default under, any law or any agreement or any instrument, order, judgment or decree to which the Seller is a party or to which it or any of its assets is subject; and no other corporate action is necessary to complete the transactions contemplated by this Agreement.

4.4. The Financial Statements of the Seller filed with the Securities and Exchange Commission (the “SEC”) for the periods ended December 31, 2008 and March 31, 2009 (collectively, the “Financial Statements”) fairly present the financial condition and the results of operations, changes in shareholder’s equity and cash flows of Seller as at the respective dates of and for the periods referred in such Financial Statements, all in accordance with generally accepted accounting principles. The Financial Statements reflect the consistent application of such accounting principles through the periods involved, except as disclosed in the notes of such Financial Statements.

4.5. Except as and only to the extent reflected or reserved against in the Financial Statements, and except for obligations incurred in the ordinary course of business since March 31, 2009, as of the Effective Date, the Seller has no material debts, liabilities, or other obligations (including without limitation, obligations for federal, state or local taxes or other governmental assessments or penalties, and obligations in advances, directly or indirectly, to Seller), absolute or contingent, due or to become due, and Seller does not know or have reasonable grounds for knowing the basis for any assertion against the Seller of any liability (including any tax liability) of any nature or in any amount not reflected on or reserved against in the Financial Statements.

4.6. Since March 31, 2009, there has not been any damage, destruction or casualty loss, whether covered by insurance or not, materially and adversely affecting any of the Assets or the Business.

4.7. The Seller has good and marketable title to all of the Assets and, except as set forth on Schedule 4.7 attached hereto, the Assets are free and clear of any mortgage, pledge, lien, adverse claim, security interest, title defect or other encumbrance. As of the Closing Date, all of the Assets shall be free and clear of any mortgage, pledge, lien, adverse claim, security interest, title defect or other encumbrance. The Assets, together with certain properties and assets held pursuant to valid leases or licenses, constitute all properties and assets which are presently being used in, the Business.

4.8. Intentionally Omitted.

4.9. All leases under which the Seller holds real or personal property used in connection with the operation of the Business are described in Schedule 4.9 hereto. True and complete copies of all such leases have been furnished previously to Purchaser. Except for those leases identified on Schedule 2.1.3(b) attached hereto, Seller understands that Purchaser will not assume, and the Assets will not include, any of Seller’s right, title or obligations under such leases.

4.10. All agreements, licenses, contracts or other arrangements to which Seller is a party and which are currently used by Seller to conduct the Business are identified on Schedule 2.1.3(b) and Schedule 4.9 attached hereto. True and complete copies of all such documents have been previously furnished to Purchaser. Each Seller Contract is in full force and effect, and to the Knowledge of Seller, neither party has violated any term of any such agreement in any material respect and no event of default under such Agreement has occurred. Purchaser understands that any or all of the Seller Contracts identified on Schedule 2.1.3(a) and Schedule 2.1.3(b) may or may not be assignable by Seller and may or may not require the consent of any other party. Notwithstanding the foregoing, Seller shall use best efforts to obtain the written consent, on terms reasonably acceptable to Purchaser, of Vigen Laboratories, Inc. to the transfer or assignment to Purchaser of the license agreement between Seller and Vigen Laboratories, Inc. dated February 28, 2001 for the use of certain patents all as described on Schedule 4.12(b).

4.11. Schedule 4.11 contains a complete and correct list of all permits, licenses, certificates, approvals, filings and other governmental authorizations and approvals (the “Permits”) which are material for the conduct of the Business as it has been conducted by Seller immediately prior to Closing, all of which have been duly made or obtained and are in full force and effect, and there are no proceedings pending or, to the Seller’s knowledge, threatened which may result in the revocation, cancellation or suspension, or any adverse modification, of any of the Permits. To the extent any of the Permits are transferrable, the Seller shall transfer such Permit to the Purchaser. To the extent any of the Permits are not legally transferrable, the Seller shall, at Purchaser’s request, use reasonable efforts to assist the Purchaser in obtaining any and all Permits necessary for the Purchaser to operate the Business. Seller makes no warranties with respect to (a) the transferability of the Permits or (b) whether the Permits may be used at a location other than the Office Property.

4.12. (a) The term “Intellectual Property Assets” means the intellectual property rights, to the extent protectable under applicable domestic or foreign law, owned by Seller or in which Seller has rights under a license from another, used by Seller in the conduct of the Business, and material to the conduct of the Business as it was conducted immediately prior to Closing. In all cases, the Intellectual Property Assets include only those intellectual property rights held by Seller, used by it in the Business, and material to its conduct of the Business, including the Patents and other intellectual property rights associated with HEPARREST and Accutrack. The Intellectual Property Assets consist of the specific items listed in Schedules 4.12(b), 4.12(d), 4.12(e), 4.12(f)(i) and 4.12(h) and fall in the following general categories defined in this Section 4.12:

(i) Seller’s rights in names (other than the Excluded Names), assumed or fictional business names, trade names, registered and unregistered trademarks, service marks, trade dress, logos, together with associated translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Marks”);

(ii) foreign and domestic patents, patent applications, patent rights and patent inventions disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof and any patents and discoveries that issue from patent applications pending as of the Closing Date anywhere in the world which may be patentable and that are owned by Seller (collectively, “Patents”);

(iii) copyright interests in copyrightable works, applications for copyright registrations, registrations, in both published works and unpublished works and renewals in connection therewith (collectively, “Copyrights”);

(v) trade secrets and confidential business information (including rights in ideas, research and development, know-how, formulas, materials, compositions, manufacturing and production processes and techniques, technical data, designs, blue prints, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing data, process technology, plans, drawings and proposals, to the extent protectable under applicable law) relating to the Business that, to Seller’s Knowledge, are not generally known to others and that have been the subject of reasonable efforts by Seller to maintain their secrecy (collectively, “Trade Secrets”);

(vi) rights in the internet web sites and internet domain names and domain name registrations; and

(vii) to the extent transferable, rights under license agreements from third-parties to make, use, offer to sell or sell third-party patents, trademarks, trade secrets or copyrights.

Excepting only intellectual property associated with HEPARREST, the Intellectual Property Assets do not include any patent, trademark, trade name, domain name, trade secret, copyright or other intellectual property rights, including but not limited to intellectual property rights held under license agreements, that are not used in connection with the Business. In particular, but without limitation, the Intellectual Property Assets do not include any of the following: intellectual property rights of Seller not used in and/or not material to the conduct of the Business; intellectual property rights in Retained Assets; general know how of Seller’s officers, directors and employees; rights under license agreement that are not transferable and/or not transferred to Purchaser; Seller’s accounting software, data and corporate records, and any additional intellectual property rights in the subject matter listed in Schedule 4.12(a).

(b) Schedule 4.12(b) contains a complete and accurate list and summary description, of all Seller Contracts pursuant to which Seller has secured the right or license to use Intellectual Property Assets material to the conduct of the Business and owned in whole or in part by others. Seller has delivered to Purchaser accurate and complete copies of all such Seller Contracts, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs under which Seller is the licensee. There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Seller Contract.

(c) (i) Except as set forth in Schedule 4.12(c)(i), the Intellectual Property Assets are all those that are material and necessary for the operation of the Business as it has been conducted by Seller immediately prior to the Closing. Except for Intellectual Property Assets held under license from third parties, to Seller’s Knowledge, it is the owner of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all liens and encumbrances, and that it has the right to use same without payment to a third party all such Intellectual Property Assets. Except as otherwise provided on Schedule 4.12(c)(i), the Intellectual Property Assets owned by Seller are transferable without restriction and no third party consent or approval for transfer is necessary, and to Seller’s Knowledge, the Intellectual Property Assets used under license from third-parties are transferable without restriction and no third-party consent or approval for transfer is necessary.

(ii) All former and current employees of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the business of Seller.

(d) (i) The Covered Intellectual Property identified on Schedule 3.6.2 attached hereto relates solely to the technology known by the working name HEPARREST and to no other technology, product or service. Schedule 4.12(d) contains a complete and accurate list and summary description of all Patents owned by Seller and used in the Business and, except as identified on Schedule 4.12(a) attached hereto, all of such Patents are included in the Assets.

(ii) All of the issued Patents are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date, and to the Knowledge of Seller are valid and enforceable.

(iii) No Patent is now involved in any interference, reissue, reexamination, or opposition Proceeding. To Seller’s Knowledge, there is no potentially interfering patent or patent application of any third party.

(iv) To Seller’s Knowledge, and except as set forth in Schedule 4.12(d)(iv), (A) no Patent is infringed or has been challenged in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller in the Business infringes or is alleged to infringe any patent or other proprietary right of any other person.

(e)(i) Schedule 4.12(e) contains a complete and accurate list and summary description of all Marks.

(ii) All Marks that have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal legal requirements (including, as due and applicable, the timely post-registration filing of affidavits of use and incontestability and renewal applications), are not subject to any filing requirements falling due within ninety (90) days after the Closing Date, and to the Knowledge of Seller are valid and enforceable.

(iii) No Mark is now involved in any opposition, invalidation or cancellation proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks.

(iv) To Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other person.

(v) To Seller’s Knowledge, no Mark is infringed or has been challenged or threatened as infringing or invalid. To Seller’s Knowledge, none of the Marks used by Seller infringes or has been alleged to infringe any trade name, trademark or service mark of any other person.

(f)(i) Schedule 4.12(f)(i) contains a complete and accurate list and summary description of all registered Copyrights material to the conduct of the Business.

(ii) All of the registered Copyrights are currently in compliance with formal legal requirements and, to the Knowledge of Seller, are valid and enforceable.

(iii) To the Seller’s Knowledge, no Copyright is infringed or has been challenged in any way. To the Seller’s Knowledge, none of the Copyrights infringes or has been alleged to infringe any copyright of any third party.

(g)(i) With respect to each Trade Secret, upon Closing Seller shall convey to Purchaser all written records and documents in its possession that describe the Trade Secrets used in and material to its conduct of the Business.

(ii) Seller believes it has taken reasonable precautions to protect the secrecy and confidentiality of the Trade Secrets, including but not limited to having employees sign written confidentiality agreements.

(iii) To Seller’s Knowledge, it is the owner of the Trade Secrets, the Trade Secrets are not part of the public knowledge or literature, and the Trade Secrets have not been used, divulged to or appropriated by any person (other than Seller and its employees or third parties subject to reasonable confidentiality obligations). To the Seller’s Knowledge, no Trade Secret is subject to any adverse claim or has been challenged in any way or infringes any intellectual property right of any other Person.

(h) (i) Schedule 4.12(h) contains a complete and accurate list and summary description of all Net Names.

(ii) As of Closing, all Net Names will be registered in the name of Seller and are in compliance with all formal legal requirements.

(iii) No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Net Name.

(iv) To Seller’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.

(v) To Seller’s Knowledge, no Net Name is infringed or has been challenged, interfered with or threatened in any way. To Seller’s Knowledge, no Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark or domain name of any other person.

(i) To the Knowledge of Seller, none of the activities of the Business currently conducted by Seller infringes, violates or constitutes a misappropriation or unauthorized use of, any valid patent or any intellectual property right of any other person.

4.13. Except as otherwise disclosed in Schedule 4.13 attached hereto, the Seller is not involved in any pending or, to the Seller’s actual Knowledge, threatened litigation or any investigation by any governmental body or any legal, administrative or arbitration proceeding and is not subject to any judgment, award, order or decree. Except as otherwise disclosed in Schedule 4.13, the Seller does not know of, and has no reason to know of, any action, claim, suit, proceeding or investigation threatened against or affecting the Seller or any of the Assets. Except as otherwise disclosed in Schedule 4.13, no current or former shareholder of the Seller has any existing claim against the Seller or any of the Assets.

4.14. The Seller maintains in full force and effect the insurance policies relating to the Assets listed in Schedule 4.14 attached hereto. There has been no default in the payment of premiums on any such policy, and Seller has not received any notice of cancellation or nonrenewal of any such policy or of any claim for reduction of the coverage provided thereby. Seller has not reduced the amount or scope of coverage or increased its risk retention in the past five years, and in the Seller’s reasonable judgment, such insurance policies adequately insure the Seller.

4.15. Except as otherwise disclosed in Schedule 4.15 attached hereto, no officer, director or shareholder of the Seller has any substantial financial interest, direct or indirect, in any supplier, customer, lessor or lessee of the Seller or has in his possession any property or assets belonging to the Seller.

4.16. To the best of Seller’s knowledge, Seller has fully complied with all laws, ordinances, regulations and orders, including without limitation all zoning, safety and environmental laws, ordinances, regulations and orders, applicable to operation of the Business where the non-compliance would have a material adverse affect on the Business. To the best of Seller’s Knowledge, except as otherwise disclosed in Schedule 4.16 attached hereto, there is not currently and in the past during Seller’s ownership of the Office Property there has not been (i) any use, treatment, storage or disposal of any hazardous substance (as defined in 42 U.S.C. § 9601(14) and 40 C.F.R. § 302.4) or pollutant on the Office Property, except in compliance with applicable environmental laws, rules and regulations and the laws, rules, regulations of the Center for Disease Control and the United States Department of Agriculture with respect to select agents. (ii) to Seller’s actual Knowledge, any spill, leakage, discharge or release of any hazardous substance or material or pollutant thereon or therefrom. To the best of Seller’s Knowledge, and except as disclosed in Schedule 4.16 attached hereto, the Seller has not purchased or sold asbestos or any asbestos containing materials. The Seller is not subject to any liability or claim in connection with any environmental law or any use, treatment, storage or disposal of any hazardous substance or pollutant, or any spill, leakage, discharge or release of any hazardous substance or pollutant as a result of having owned or operated any business.

4.17. The Seller represents and warrants that except as listed in Schedule 4.17, the Hired Employees (as defined in Section 9.3) are not subject to any noncompetition covenant or other restrictive covenant which may restrict such employee’s activities (“Restrictive Covenant”).

4.18. No representation or warranty made by the Seller in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not materially misleading.

5. Representations and Warranties of the Purchaser.

The Purchaser represents and warrants to the Seller as follows:

5.1. The Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Purchaser has full corporate power and authority to execute, deliver and perform this Agreement, and doing so will not violate or contravene any provision of its articles of incorporation or bylaws.

5.2. The execution, delivery and performance of this Agreement, and each of the related transaction agreements to which Purchaser is a party, and the consummation of the transactions contemplated in this Agreement and each such related agreement by the Purchaser have been duly and validly authorized by Purchaser’s Board of Directors. Each of this Agreement and the related transaction agreements, specifically including, but not limited to, the Lease Agreement to be executed and delivered by the Purchaser at Closing, upon its execution and delivery as provided herein and therein, will constitute a legal, valid and binding obligation of the Purchaser.

5.3. The Purchaser has and will have at the Closing sufficient funds or available borrowing capacity to permit the Purchaser to consummate all the transactions contemplated hereby.

5.4. The Purchaser acknowledges that, except for the representations and warranties of the Seller specifically set forth in Section 4, Section 6 and the Schedules, the Purchaser has not relied on any information provided by the Seller in connection with the transactions contemplated by this Agreement as constituting a representation or warranty of the Seller.

6. Additional Covenants.

6.1. The Seller is the fee owner of that certain parcel of real property and improvements thereon described in Schedule 6.1 attached hereto and located at 601 Biotech Drive, Richmond, Virginia 23235 (the “Office Property”). At Closing, the Seller shall lease to the Purchaser the Office Property in accordance with the terms described herein, all as more specifically described in the Lease Agreement (the “Lease Agreement”) attached hereto as Exhibit 6.1. To the extent that the Lease Agreement, as it may be amended from time to time, conflicts with this Section 6.1, the Lease Agreement, as it may be amended, shall control.

6.1.1. The Lease Agreement shall be for a term of five (5) years and shall contain one (1) renewal option for a five (5) year renewal period.

6.1.2. The rent (the “Rent”) for the Office Property for the first year following the Closing Date shall be Five Hundred Seventy-Nine Thousand Four Hundred Ninety Two and 00/100 Dollars ($579,492.00), to be paid by the Purchaser to the Seller in equal monthly installments of $48,291.00 (the “Monthly Rental Payment”). Thereafter, the annual rent (which shall be paid in monthly installments by the Purchaser) shall have an escalation of 2.5% per annum, effective each successive year on the anniversary of the Closing Date. The Rent shall not include the cost of customary utilities and personal property taxes, which costs shall be paid by the Purchaser. Additionally, Purchaser is responsible for insurance covering its interests, such as for personal property items and liability. The Seller shall be responsible for its own insurance coverage as is customary and necessary in its position as the owner of the Office Property, provided, however, the cost of such insurance shall be reimbursed to Seller as additional rent.

6.1.3. Purchaser shall maintain the heating, ventilating, and air-conditioning systems of the Office Property pursuant to a maintenance contract purchased by Purchaser and shall be responsible for all other maintenance and repairs to the Office Property up to a limit of One Thousand Five Hundred and No/100 Dollars ($1,500.00) per occurrence. The Seller shall be responsible for the cost in excess of One Thousand Five Hundred and No/100 Dollars ($1,500.00), provided however that Seller’s responsibility for maintenance and repairs in excess of Four Thousand and No/100 Dollars ($4,000.00) per occurrence shall be conditioned upon Purchaser’s delivery of written evidence from a commercial contractor that such repairs are necessary to maintain the Office Property in a first class condition. In no event shall Purchaser be liable for more than (i) One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00) in maintenance and repairs to the Office Property during the five year term of the Lease Agreement and (ii) One Hundred Twenty-Five Thousand and No/100 Dollars ($125,000.00) in maintenance and repairs to the Office Property during the five (5) year renewal period. Purchaser shall be responsible for all other costs associated with the Office Property, including, without limitation, maintenance of parking and landscape areas, lighting, sidewalks and driveways, real estate taxes.

6.1.4. Purchaser shall use the Office Property solely for the operation of the Assets.

6.1.5. The Purchaser shall deposit in escrow for the benefit of the Seller, a security deposit equal to three (3) times the Monthly Rent Payment (the “Security Deposit”). The Security Deposit shall be held in escrow by the Seller and its successors and assigns and shall be credited by the Seller toward the final three (3) months of rent owed by the Purchaser under the Lease Agreement.

6.1.6. Upon request, Purchaser shall (i) execute and deliver an Estoppel Certificate to and for the benefit of any lender of the landlord or purchaser of the landlord’s interest in the Office Property and a Subordination, Non-Disturbance and Attornment Agreement, in such forms as reasonably required by any lender of the then landlord under the Lease and (ii) shall provide such financial information as reasonably requested by any proposed lender of landlord or purchaser of landlord’s interest in the Office Property.

6.2. During the five (5) year term of the Lease Agreement and during each renewal period thereafter, the Purchaser shall have the right of first refusal to purchase the Office Property in the event the Seller opts to sell the Office Property. The right of first refusal shall be based on the same terms and conditions as the Seller offers to a third party Purchaser. Purchaser’s right of first refusal may be exercised by (a) delivering to Seller written notice of its exercise thereof no later than five (5) business days after Seller’s delivery to Purchase of Seller’s notice of an offer to purchase the Office Property (evidence of such third party offer to purchase the Office Property shall be included in the notice delivered to Purchaser) and (b) delivery to Seller of a $250,000 earnest money deposit.

6.3. Purchaser and Seller represent and warrant to one another that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not give rise to any valid claim against either for a finders fee, brokerage commission or other like payment.

6.4. Notwithstanding any investigation at any time conducted by any of the parties hereto, each of the parties hereto shall be entitled to rely on the representations and warranties of any of the other party set forth herein or in any schedule or exhibit hereto or any transaction document delivered to at Closing. The representations, warranties, covenants and agreements of the parties shall be true and accurate as of the Closing Date.

6.5. From the date hereof to the date of Closing, Seller agrees that Purchaser and its representatives shall have the continuing right to conduct a general due diligence review of Seller, the Business and the Assets, including the right to meet with Seller’s key clients, examine its financial, accounting and other records, and litigation files and otherwise inspect the Seller’s Business locations.

6.6. From the date hereof to the date of Closing, Seller shall conduct its business only in the ordinary course of business and shall not (i) increase any fee, wage or salary, or (ii) enter into any agreement, contract or other arrangement obligating Seller with respect to the Assets other than in the ordinary course of business with the prior written consent of Purchaser or (iii) incur any debt, obligation or liability (whether direct or indirect, contingent or otherwise) with respect to the Assets other than in the ordinary course of business. From the date hereof to the date of Closing, Seller shall pay or otherwise satisfy in the ordinary course of business all of its liabilities and obligations, including trade payables.

6.7. Each party agrees that, except as required by applicable law, it will not disclose, nor will it permit any of its employees, agents, or representatives to disclose, to any third party any confidential information obtained from any other party in connection with this Agreement or the transactions contemplated hereby or the fact that discussions regarding such transaction are taking place, without the consent of the other party.

6.8. Seller shall use its commercially reasonable efforts to obtain all necessary consents, waivers, authorizations, permits, licenses, orders and approvals of all governmental authorities and other persons reasonably required in connection with the execution, delivery and performance by it of this Agreement. Seller shall use good faith efforts to assist Purchaser in its efforts to negotiate the assignment or transfer of the Seller Contracts to Purchaser, which efforts shall include introducing Purchaser and its agents to such third parties and such other actions as may be reasonably required by Purchaser but shall exclude the payment of money by the Seller.

7. Closing Conditions.

7.1. The following conditions to the Purchaser’s obligations hereunder shall be satisfied by the Seller, or such other applicable third party, prior to or at, as specified herein, the Closing:

7.1.1. All of Seller’s representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of Closing.

7.1.2. All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

7.1.3. At the Closing, the Seller shall execute and deliver to the Purchaser an executed bill of sale in a form substantially similar to Exhibit 7.1.3, the Assignment of Intellectual Property Assets, an assignment and assumption agreement in a form substantially similar to Exhibit 7.1.3.2 attached hereto transferring all of the Assets that are not transferred pursuant to the Bill of Sale or the Assignment of Intellectual Property Assets.

7.1.4. At the Closing, the Seller shall deliver to the Purchaser an executed Non-Compete Agreement in a form substantially similar to Exhibit 7.1.4 attached hereto executed by the Seller in favor of the Purchaser.

7.1.5. At the Closing the Seller shall deliver to the Purchaser the executed Lease Agreement and the executed Deed of Trust.

7.1.6. At the Closing, the Seller shall deliver an officer’s certificate, which shall verify certain facts and representations, in a form suitable to the Purchaser.

7.1.7. Each of the Hired Employees shall have executed an Employment Agreement with Purchaser as described in Section 9.3.

7.1.8. In the event there exists any Restrictive Covenant listed on Schedule 4.17, the Seller shall deliver to the Purchaser at closing a release of such Restrictive Covenants in a form suitable to the Purchaser.

7.1.9. At the Closing, Seller shall have delivered evidence reasonably acceptable to Purchaser that the mortgages, pledges, liens, adverse claims, security interests, title defects or other encumbrances identified on Schedule 4.7 attached hereto have been released.

7.1.10. At Closing, there shall not have been any Material Adverse Change in the Assets or the Business since the date hereof. As used in this Section, “Material Adverse Change” means any change, event, violation, inaccuracy or circumstance the effect of which is, individually or in the aggregate, both material and adverse to Assets or the Business.

7.1.11. As of the Closing Date, Purchaser shall have received a release or such other evidence as it may require, in a form satisfactory to Purchaser, from Transact Capital Partners, LLC (“TCP”) confirming that in no event shall Purchaser be liable or otherwise obligated to pay any fees or other amounts which may or may not be due and payable pursuant to that certain Representation Agreement dated June 23, 2008 by and among TCP, Robert R. Harris and Thomas R. Reynolds and any amendments thereto or otherwise related to the transaction contemplated hereby.

7.1.12. As of the Closing Date, Purchaser shall have received written consent from Technology Leasing Concepts, Inc.(“TLC”) to the assignment of that certain Master Lease by and between TLC and Seller dated January 20, 2005, and all amendments and schedules thereto.

7.1.13. As of the Closing Date, Seller shall have delivered such other documents as Purchaser may reasonably request to affect the transactions contemplated hereby.

7.2. The following conditions to the Seller’s obligations hereunder shall be satisfied by the Purchaser prior to or at, as specified herein, the Closing:

7.2.1. All of Purchaser’s representations and warranties in this Agreement shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of Closing.

7.2.2. All of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been duly performed and complied with in all material respects.

7.2.3. The Purchaser shall execute and deliver to the Seller all the documents described in Section 7.1 to which the Purchaser is a party.

7.2.4. The Purchaser shall pay to the Seller the Purchase Price pursuant to Section 3.2.

7.2.5. Each of the Hired Employees shall execute and deliver to the Seller the Waiver and Release.

7.2.6. The execution, delivery and performance of this Agreement, and each of the related transaction agreements to which Seller is a party, and the consummation of the transactions contemplated in this Agreement and each such related agreement by the Seller have been duly and validly authorized by Seller’s Board of Directors.

7.2.7. Seller shall have filed a proxy information statement concerning this Agreement with SEC, the SEC shall have approved the proxy statement, the execution, delivery and performance of this Agreement, and each of the related transaction agreements to which Seller is a party, and the consummation of the transactions contemplated in this Agreement and each such related agreement by the Seller have been duly and validly authorized by the requisite number of the Seller’s shareholders and the Seller shall have filed a form 8K with the SEC.

7.2.8. Branch Banking & Trust Company (or any lender which has loaned money to the Seller to refinance the existing Branch Banking & Trust Company credit facility extended to the Seller) has approved this Agreement and the transactions contemplated by this Agreement.

7.2.9. The investors/holders of certain Secured Convertible Promissory Note(s) dated December 31, 2007 have approved this Agreement and the transactions contemplated by this Agreement.

7.3. If the Closing shall occur, then all conditions precedent to the obligations of the parties hereto to close shall be deemed to have been met, except as to any item contained in a written agreement reserving the right to performance of such condition precedent.

8. Actions to be Taken Subsequent to Closing. The Seller agrees that it will at any time and from time to time after the Closing Date, upon request of the Purchaser, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the complete assigning, transferring, granting, assuring and confirming to the Purchaser and to its successors and assigns, and for aiding and assisting in obtaining or collecting and reducing to possession, any or all of the Assets purchased pursuant to this Agreement.

9. Employees.

9.1 Upon completion of the transactions contemplated hereby, the Seller anticipates that it will terminate the employment of most if not all of its employees related to the Business and will remain responsible for any current or past obligations, if any, it may have to its employees, including, without limitation, vacation pay, vested benefits, accrued salary, severance, and any other amounts due any employee of the Seller. Seller shall be responsible for complying with the requirements of the The Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 210l, et seq. (“WARN Act”), if necessary, and for any and all costs, expenses or penalties that may arise as a result of the failure to do so. The Purchaser expressly rejects and does not assume any existing employee benefit plan, agreement or other employee benefit obligation of the Seller and is not assuming any other obligation or liability thereunder or in connection therewith, or otherwise associated with the employment or termination of employment of Seller’s employees, including but not limited to liability under the WARN Act. The Seller anticipates that it will terminate any existing employee benefit plan, in accord with the applicable plan provisions, and to bear all expenses incurred in connection with such termination.

9.2 Except as set forth in Section 9.3, the Purchaser shall not be obligated to employ any person employed by the Seller nor shall the Purchaser assume or be responsible for any obligations of the Seller with respect to the Seller’s employees. The Seller shall provide as part of this transaction list of its current employees and will encourage its employees to seek employment with the Purchaser, but Seller does not guarantee that such employees will submit such applications or otherwise accept employment with Purchaser.

9.3 On or prior to the Closing Date, Purchaser shall offer employment effective as of the Effective Time (the “Hiring Date”) to the employees of Seller with respect to the Business (including employees who are not actively at work on account of illness, short- term disability or leave of absence) listed on Schedule 9.3 attached hereto (such employees who accept such offer and are employed by Purchaser, the “Hired Employees”). Such offers of employment shall be on such terms and conditions as determined in the sole discretion of Purchaser and shall be evidenced by an employment agreement (“Employment Agreement”). Purchaser and Seller shall jointly give notice to all Hired Employees that the active participation of the Hired Employees in the Seller’s employee benefit Plans shall terminate on the Hiring Date, as of which date the Hired Employees shall be eligible to participate in Purchaser’s employee benefit plans. In no event shall any such employee be entitled to accrue any benefits under any Seller employee benefit plans with respect to services rendered or compensation paid after the Hiring Date, except as such compensation may relate to services rendered prior to the Hiring Date. Except as otherwise expressly provided herein, with respect to the Hired Employees, Seller shall retain responsibility under the Seller employee benefit plans that are employee welfare benefit plans in which the Hired Employees participate with respect to all amounts that are payable by reason of, or in connection with, any and all welfare benefit claims made by the Hired Employees and their eligible dependents only to the extent the services related thereto are performed prior to the Hiring Date. Purchaser shall be responsible for all other welfare benefit claims made by the Hired Employees and their eligible dependents to the extent the services related thereto are performed for Purchaser on or after the Hiring Date. Prior to Closing, each of the Hired Employees shall have executed and delivered to Seller waivers and employment termination notices substantially in the form appended hereto as Exhibit 9.3 (each, a “Waiver and Release”).

The provisions of this Section 9 are for the sole benefit of the parties to this Agreement and their respective permitted successors and assigns, and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person, other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 9) under or by reason of any provision of this Agreement. Nothing contained in this Agreement is intended by the parties to constitute a plan amendment to any employee benefit plan of Seller or to any employee benefit plan of Purchaser. Nothing contained in this Agreement shall create any obligation on the part of the Purchaser or Seller to continue the employment of any employee for any period of time following the Closing.

10. Survival.

Except as provided for otherwise in this Agreement, all covenants shall survive the Closing (unless the Purchaser knows of any misrepresentation or breach of warranty at the time of the Closing. All of the representations and warranties, except for Section 4.7, made by Seller or Purchaser in this Agreement shall survive the Closing for a period of thirty six months (36) months from the Closing Date. Notwithstanding the foregoing, the representation and warranty made by Seller in Section 4.7 shall survive the Closing Date in perpetuity.

11. Indemnification.

11.1. The Seller shall indemnify and hold harmless the Purchaser, its successors and assignees in respect of any damage, expense or loss suffered by any of them resulting from:

11.1.1. Any misrepresentation, breach of warranty or nonfulfillment of any covenant, undertaking or agreement on the part of the Seller under this Agreement or any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Purchaser hereunder;

11.1.2. All liabilities and obligations of and claims against the Seller or the Assets or arising from the conduct of the Business of the Seller prior to the Closing Date, including all debts, liabilities and obligations of any nature, absolute or contingent, foreseen or unforeseen, which are attributable or chargeable to the ownership and operation of the Business of the Seller prior to the Closing Date, specifically including, without limiting the foregoing, liability for products sold, or services provided, by the Seller or any subsidiary of the Seller and all environmental liabilities;

11.1.3. All liabilities and obligations resulting from the termination of any employee of the Seller; and

11.1.4. All actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including interest paid thereon and all reasonable attorneys’ fees incurred) incident to the foregoing.

11.2. The Purchaser shall indemnify and hold harmless the Seller, its successors and assignees, with respect to any damage, expense or loss suffered by any of them resulting from:

11.2.1. Any misrepresentation, breach of warranty or non-fulfillment of any covenant, undertaking or agreement on the part of the Purchaser under this Agreement or any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Seller hereunder; and

11.2.2. All actions, suits, proceedings, demand, assessments, judgments, costs and expenses (including interest paid thereon and all reasonable attorney fees incurred), incident to the foregoing.

11.3. Seller or Purchaser, as the case may be (“Indemnified Party”), shall give notice to the other (“Indemnifying Party”), as soon as possible after the Indemnified Party has actual knowledge of any claim as to which indemnification may be sought in the amount thereof, if known, and supply any other information in the possession of the Indemnified Party regarding such claim, and will permit the Indemnifying Party (at its expense) to assume the defense of any third party claim in any litigation resulting therefrom, provided that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the indemnified party, and provided further that the omission of the Indemnified Party to give the notice as provided herein will not relieve the Indemnifying Party of its indemnification obligation hereunder except to the extent that the omission results in a failure of actual notice to Indemnifying Party and the Indemnifying Party is materially damaged as a result of the failure to give notice. The Indemnifying Party may settle or compromise any third party claim or litigation with the consent of the Indemnified Party which consent may not be unreasonably withheld. The Indemnified Party shall have the right at all times to participate in the defense, settlement, negotiations or litigation relating to any third party claim or demand at its own expense. In the event that the Indemnifying Party does not assume the defense of any matter as above provided, then the Indemnified Party shall have the right to defend any such third party claim or demand, and will be entitled to settle any such claim or demand in its discretion. In any event, the Indemnified Party will cooperate in the defense of any such action and the records of each party shall be available to the other with respect to such defense.

11.4. Indemnity obligations of the Indemnifying Party shall survive the applicable time period provided in Section 10 with respect to any claim made prior to the end of such period until the liability is finally determined.

11.5. Neither the Seller nor the Purchaser shall not have any liability for an indemnification claim under this Section 11, unless and until the aggregate adverse consequences associated with such claim exceed Five Thousand Dollars ($5,000) and then only for the amount which exceeds this threshold except this threshold shall not apply to any failure to pay the Purchase Price at Closing as required hereunder or to pay any liabilities assumed hereunder. The Seller’s and Purchaser’s indemnification obligations under this Section 11 shall in no event exceed the amount of the Purchase Price.

11.6. The Purchaser and the Seller acknowledge and agree that the foregoing indemnification provisions in this Section 11 shall be the exclusive remedy of the Purchaser with respect to the transactions contemplated by this Agreement (except in the event of actual fraud or intentional concealment on the part of the Seller in which event the indemnification provisions shall be in addition to any other remedies available at law or in equity).

11.7. In addition, if after completion of the arbitration proceedings in accordance with the provisions set forth in Section 14.8 below, the arbitrators determine that Purchaser has the right to be indemnified and held harmless under this Section 11, the Purchaser may offset all losses, claims, liabilities, obligations or expenses (including reasonable attorneys’ fees) incurred by it in relation thereto against any amounts due the Sellers as Royalties. The Purchaser shall exercise such right of offset by giving the Seller prior written notice thereof, which notice shall set forth the basis for such offset and the amount thereof.

11.8. To secure Seller’s indemnification obligations under this Section, Seller shall grant to Purchaser a third priority deed of trust (the “Deed of Trust”), in a form acceptable to Purchaser, encumbering the Office Property. Purchaser shall be responsible for recordation of the Deed of Trust and Purchaser and Seller shall pay equally any taxes or fees imposed in connection with such recordation. The Purchaser shall execute any such document as is necessary to release the Deed of Trust of record on the earlier date of (i) the date on which the Seller conveys the Office Property to a bona-fide third party in an arms length transaction or (ii) the date which is nine months after the Closing.

12. Expenses of the Parties.

Except as specifically provided herein, all expenses incurred by or on behalf of the parties hereto including, without limitation, all fees and expenses of agents, representatives, counsel and accountants employed by the parties hereto in connection with the preparation of this Agreement and the consummation of the transactions contemplated by this Agreement shall be borne solely by the party who shall have incurred such expenses and the other party shall have no liability in respect thereof.

13. Termination.

13.1. This Agreement may be terminated by written notice given by either party as follows:

(i)	by mutual written consent of Seller and of Purchaser at any time before the Closing;

(ii)	by either Purchaser or Seller is there has been a material breach on the part of the other of a representation, warranty or agreement contained herein, or in any agreement or document delivered pursuant to this Agreement, which remains uncured for more than thirty (30) days following notice thereof; provided that the party terminating pursuant to this Section 13.1 is not then in material breach of any its representations, warranties or covenants contained herein;

(iii)	by Purchaser on or before fourteen (14) days after the Effective Date (the “Feasibility Termination Date”) in the event that Purchaser is not satisfied for any reason with the results of its due diligence investigation of Seller, the Business and the Assets; or

(iv)	by either Seller or Purchaser if the Closing has not occurred on or before ninety (90) days after the Feasibility Termination Date or such later date as may have been agreed upon by the parties, so long as the party desiring to terminate is not responsible for any delay in the Closing;

13.2. Each of Seller’s and Purchaser’s right to termination under this Section 13 is in addition to any other rights that they have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Notwithstanding the provisions of Section 13.1, Purchaser and Seller shall endeavor in good faith to close on or before sixty (60) days after the Feasibility Termination Date.

13.3. If either party terminates this Agreement pursuant to Section 13, all rights and obligations of the Parties hereunder shall terminate without any liability of any party to any other party (except for any liability of any party then committing willful default or willful breach); provided, however, that the confidentiality provisions contained herein shall survive termination. If any party terminates this Agreement other than as permitted by Section 13.1, the non-breaching party would suffer irreparable damage and therefore shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.

14. Miscellaneous.

14.1. All notices and other communications provided for hereunder shall be in writing, unless otherwise specified, and shall be deemed to have been duly given (a) if delivered personally, with a receipt issued (including, without limitation, by a nationally recognized courier service), upon delivery, (b) if mailed, postage prepaid, registered or certified mail (return receipt requested), upon the earlier of the actual delivery or five (5) days after being mailed, or (c) if given by facsimile, upon confirmation of transmission by facsimile, in each case to the following addresses or at such other addresses as the parties hereto may designate from time to time in writing:

If to the Seller:
Commonwealth Biotechnologies, Inc. c/o James H. Brennan
601 Biotech Drive Richmond, Virginia 23235
	Fax:	(804) 915-3830

With a copy to:

Bradley A. Haneberg, Esquire
Kaufman & Canoles, A Professional Corporation
Three James Center, Suite #1206
1051 East Cary Street Richmond, Virginia 23219
	Fax:	(804) 771-5721
If to the Purchaser:

Bostwick Laboratories, Inc. c/o David G. Bostwick, M.D., M.B.A., CEO
4355 Innslake Drive Glen Allen, Virginia 23060
	Fax:	( ) -

With a copy to:

Richard T. Bostwick, Esquire
4355 Innslake Drive Glen Allen, Virginia 23060
Fax:	804-545-9719

14.2. As used herein, “Knowledge” and the phrases “to the Knowledge of Seller,” “Seller has not received notice,” “to Seller’s Knowledge,” “Seller is not aware” “Seller’s actual Knowledge” and any other similar phrases as used with respect to Seller (including references to such person being aware of a particular matter) means those facts that are actually known to or which, after reasonable investigation, should be known to any of Robert B. Harris, Thomas R. Reynolds, James H. Brennan, or Richard J. Freer.

14.3. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia, without giving effect to the conflict of laws principles thereof. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

14.4. This Agreement may be amended, modified, superseded or canceled only by a written instrument executed by all of the parties hereto. Notice or knowledge of any matter shall not constitute a waiver of any representation or warranty with respect to such matter. The waiver by any party of any breach of any provision shall not be construed as a waiver of any other provision by such party. Each party shall have the right to waive fulfillment of a condition or covenant or compliance with a representation or warranty of which it is the beneficiary, but such waiver may be made only by written instrument executed by such party.

14.5. All understandings and agreements of the parties are merged into this Agreement and the instruments and agreements specifically referred to herein. This Agreement inures to the benefit of and shall be binding on each of the parties hereto or any of them, their respective representatives and successors.

14.6. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Any signature page hereto shall be deemed an original if delivered by facsimile or similar electronic means, including without limitation by electronic mail in portable document format.

14.7. In the event any provision of this Agreement is deemed to be unenforceable, the remainder of this Agreement shall not be affected thereby and each provision hereof shall be valid and enforced to the fullest extent permitted by law.

14.8. Notwithstanding any provision of this Agreement to the contrary, upon the request of any party hereto (each, a “Party” and collectively, the “Parties”), any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement or any agreement executed in connection herewith or contemplated hereby, or the breach, termination, interpretation, or validity hereof or thereof (hereinafter referred to as a “Dispute”), shall be finally resolved by mandatory and binding arbitration in accordance with the terms hereof. Any Party may bring an action in court to compel arbitration of any Dispute. Any Party who fails or refuses to submit any Dispute to binding arbitration following a lawful demand by the opposing Party shall bear all costs and expenses including reasonable attorneys’ fees incurred by the opposing Party in compelling arbitration of such Dispute. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties. The seat of the arbitration shall be in Richmond, Virginia. The arbitration and this clause shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq. (the “Federal Arbitration Act”). The arbitrator shall award all reasonable and necessary costs (including the reasonable fees and expenses of counsel) incurred in conducting the arbitration to the prevailing Party in any such Dispute. The Parties expressly waive all rights whatsoever to file an appeal against or otherwise to challenge any award by the arbitrators hereunder; provided, that the foregoing shall not limit the rights of any Party to bring a proceeding in any applicable jurisdiction to confirm, enforce or enter judgment upon such award (and the rights of the other Party, if such proceeding is brought to contest such confirmation, enforcement or entry of judgment, but only to the extent permitted by the Federal Arbitration Act). No provision of, nor the exercise of any rights under this Agreement shall limit the right of any Party to apply for injunctive relief or similar equitable relief with respect to the enforcement of this Agreement or any agreement executed in connection herewith or contemplated hereby, and any such action shall not be deemed an election of remedies. Such rights can be exercised at any time except to the extent such action is contrary to a final award or decision in any arbitration proceeding. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. The institution and maintenance of an action for injunctive relief or similar equitable relief shall not constitute a waiver of the right of any Party, including without limitation the plaintiff, to submit any Dispute to arbitration nor render inapplicable the compulsory arbitration provisions of this Agreement. In addition to the authority conferred on the arbitration tribunal by the rules specified above, the arbitration tribunal shall have the authority to order reasonable discovery, including the deposition of party witnesses and production of documents. The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties with no right of appeal. All statutes of limitations that would otherwise be applicable shall apply to any arbitration proceeding. No Party waives any attorney client privilege or any other protection against disclosure of confidential information by reason of anything contained in or done pursuant to or in connection with this Agreement. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information to the Parties’ legal counsel or auditors or those required by applicable law. The arbitrators shall determine the matters in dispute in accordance with the substantive law of Virginia, without regard to conflict of law rules. The arbitration shall be conducted by three (3) arbitrators. The Party initiating arbitration (the “Claimant”) shall appoint its arbitrator in its request for arbitration (the “Request”).

The other Party (the “Respondent”) shall appoint its arbitrator within thirty (30) days after receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such thirty (30) day period, the arbitrator named in the Request shall decide the controversy or claim as sole arbitrator. Otherwise, the two (2) arbitrators appointed by the Parties shall appoint a third (3rd) arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator. When the third (3rd) arbitrator has accepted the appointment, the two (2) Party appointed arbitrators shall promptly notify the Parties of the appointment. If the two (2) arbitrators appointed by the parties fail to appoint a third (3rd) arbitrator or so to notify the Parties within the time period prescribed above, then the appointment of the third (3rd) arbitrator shall be made by the American Arbitration Association, which shall promptly notify the Parties of the appointment. The third (3rd) arbitrator shall act as Chair of the panel. This arbitration provision constitutes the entire agreement of the Parties with respect to its subject matter and supersedes all prior discussions, arrangements, negotiations and other communications on dispute resolution. This arbitration provision shall survive any termination, amendment, renewal, extension or expiration of this Agreement or any agreement executed in connection herewith or contemplated hereby unless the Parties otherwise expressly agree in writing. The obligation to arbitrate any dispute shall be binding upon the successors and assigns of each of the Parties.

14.9. In the event of any legal action or proceeding (including any arbitration proceeding) arising out of or related to this Agreement, or any related document, the prevailing party shall be entitled to recover from such losing party all of its reasonable costs and expenses incurred in connection with such proceeding, including, without limitation, court costs and reasonable attorneys’ fees and expert witness and consultation fees, incurred at either the trial or appellate levels.

[Signatures appear on the following page]

[Signature page to Asset Purchase Agreement by and between Bostwick Laboratories, Inc. and

Commonwealth Biotechnologies, Inc.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Purchaser: Bostwick Laboratories, Inc.

By:	/s/ David G. Bostwick
David G. Bostwick
Chief Executive Officer

Seller: Commonwealth Biotechnologies, Inc.

By:	/s/ Richard J. Freer, Ph.D.
Richard J. Freer, Ph.D.
Chief Operating Officer